Exhibit 1A-6B

SPECIAL LOAN SERVICING AGREEMENT

This Special Loan Servicing Agreement (the “Agreement”) is dated as of October 20, 2017 and is entered into by and between                                                                                                                   , as Servicing Agent, (hereafter referred to as “Servicer”), and                                                                                                                                  (hereafter referred to as “Client” as further defined herein),                                                                                                      . Each of Servicer and Client may be referred to herein as a “Party” and collectively, “Parties”, to this Agreement.

WHEREAS, Client, as further defined herein, is the controlling owner of certain residential (1-4 family) mortgage loans and/or the holder of certain mortgage servicing rights, and is acting for its own account, or for private and institutional clients, investors or lenders (collectively, “Lenders” or “Investors”), and is licensed as a lender, originator, loan servicer, or other entity; and

WHEREAS, Servicer is in the business of servicing residential real estate mortgage loans, and is licensed in the jurisdictions as periodically updated and set forth in its website, and is willing to service for Client the Mortgage Loans (as defined herein below). In each instance, Client is or will be either (1) the controlling owner of the Mortgage Loans or (2) the owner of the servicing rights to the Mortgage Loans. For ease of reference and to avoid repetition, both the servicing of Mortgage Loans owned by Client and the servicing of Mortgage Loans of which Client is the owner of the Servicing Rights, are referred to herein as “Servicing” by Servicer; and

WHEREAS, Client desires that Servicer service the Mortgage Loans, and Servicer desires to do so, on the terms and conditions hereinafter provided; and

WHEREAS, The Parties acknowledge that Servicer may at its discretion have additional agreements, including sub-servicing or fee arrangements, with other entities related to servicing of the Notes and Security Instruments that comprise the Mortgage Loans subject to this Agreement, with the understanding that any such separate agreements will have no impact on any of the terms and conditions of this Agreement with Client;

NOW THEREFORE in consideration of the mutual agreements below, and intending to be legally bound thereby, the Parties agree, and the Client hereby authorizes and instructs, that Servicer shall service the Mortgage Loans, and in that connection, to do the following:

1. DEFINITIONS

(1.1) “Affiliate” means, (a) with respect to Client, any entity that controls, is controlled by, or is under common control with Client or any trust sponsored by Client or any of its other Affiliates and (b) with respect to Servicer, any entity that controls, is controlled by, or is under common control with Servicer. For purposes of this Agreement, “control” means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

(1.2) “Agreement” means this Servicing Agreement, the Exhibits hereto, any Transaction Addendum, and any duly executed amendments thereto.

(1.3) “Applicable Requirements” means as of the time of reference, with respect to the Mortgage Loans and the subject matter of this Agreement, all of the following: (i) all contractual obligations of Client in any agreement, including without limitation with any insurer or governmental agency with respect to the Mortgage Loans; (ii) the Mortgage Loan Documents; (iii) all federal, state and local legal and regulatory requirements applicable to the servicing of the Mortgage Loans; and (iv) this Agreement.

(1.4) “ARM” means an adjustable-rate Mortgage Loan that allows the holder of the promissory note secured thereby to periodically adjust the interest rate based on movement in a specified index.

(1.5) “Balloon” refers to a Mortgage Loan the principal of which will not fully amortize before the scheduled maturity of that Mortgage Loan

(1.6) “Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which insured depository institutions in are authorized or obligated by law to be closed.

CLIENT Initial:

(1.7) ‘Client” means the controlling owner of certain residential (1-4 family) mortgage loans and/or the holder of certain mortgage servicing rights, and is acting for its own account, or on behalf of private and institutional clients, investors or originating lenders (collectively, “Lenders’ or “Investors”), and is licensed as a lender, originator, loan servicer, or other entity, and having specific authority to contract with, and direct or otherwise authorize, the Servicer to perform the Services as hereinafter defined.

(1.8) “Confidential Information” includes (a) all information, including Intellectual Property, related to the business of Servicer or Client and any of their respective Affiliates, clients and other third parties, to which Servicer or Client has access, whether in written, graphic or machine-readable form, in the course of or in connection with providing the Services; (b) all notes, analyses and studies prepared by Servicer or any of its Representatives, during the term of this Agreement or anytime thereafter, incorporating any of the information described in the Confidentiality and Non-circumvention agreement (“Non-Disclosure”), attached as Exhibit C and incorporated herein, and (c) the terms and conditions of this Agreement.

(1.9) “Cut-Off Date” means the last day of a Client accounting cycle or reporting cycle, as the context indicates.

(1.10) “Effective Dale” means generally, the date first stated above and (b) with respect to any Addendum, the date on which Servicer executes such Addendum, as set forth thereon.

(1.11) ‘Escrow Accounts” means all funds and accounts at the time of reference held under the related Mortgage Loans by or for Client on behalf of the Mortgagors, Investors or others, including but not limited to: (i) Mortgage Loan trust funds and impound accounts maintained, or controlled by or for Client for the purpose of paying, when due, Mortgage Loan related real estate taxes and special assessments, Hazard Insurance premiums, mortgage insurance premiums and ground rents; (ii) P&I collections (including payoff amounts) not yet remitted to the appropriate Investors; (H) undisbursed loss draft proceeds arising from insured losses to Mortgage Loan collateral, buy-down funds and other unapplied payments; and (iv) all other Mortgage Loan funds held by or for Client in connection with the Mortgage Loans which do not constitute Client’s corporate funds.

(1.12) “Exit Fee” is synonymous with the deboarding Fee as defined in Exhibit A attached hereto and incorporated herein.

(1.13) “Exit Related Charges” means those expenses related to deboarding a Mortgage Loan for which an Exit Fee is payable in accordance with Exhibit A.

(1.14) “Hazard Insurance” means all policies of property insurance insuring against loss or damage to any Mortgaged Premises by fire and other perils, including without limitation all endorsements and riders thereto, and including so-called fire and extended coverage insurance policies, homeowner’s insurance policies and flood insurance policies.

(1.15) “Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (d) databases, trade secrets, know-how and other confidential information, (e) waivable or assignable rights of publicity and (vi) waivable or assignable moral rights.

(1.16) “Loan Boarding” means the process by which Client submits new Mortgage Loans to Servicer for the purpose of servicing, and the conditional acceptance of such Mortgage Loans by Servicer, depending on factors including, but not limited to, the completeness of the data submitted with the files. Servicer shall notify Client of the minimum Data Requirements on a Loan Boarding Addendum attached hereto and incorporated herein as Exhibit B.

(1.17) “Loan Documents” means (i) the mortgage note, deed of trust note, security deed note or other form of promissory note executed by a Mortgagor and secured by a Security Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan (hereinafter “Mortgage Note”), and (ii) any deed of trust, security deed, mortgage, security agreement or any other security instrument which constitutes a lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a mortgage note (hereinafter “Security Instrument”).

(1.18) “Loss Mitigation Fees” are the fees and expenses for loss mitigation activities, as described in Transaction Addendum.

CLIENT Initial:

(1.18) “Mortgage”, “Mortgages” and “Mortgage Loans” means the residential mortgage loans or pools of residential mortgage loans (including the corresponding Loan Documents) which are identified on one or more Transaction Addendum(s) and are to be serviced by Servicer for Client pursuant to the terms and conditions of this Agreement.

(1.19) “Mortgagor” means one or more mortgagors, trustors of trust deeds and deeds of trust, the grantors of any Mortgages securing a Mortgage Loan and/or the owners of the Mortgaged Premises at the time of reference.

(1.20) “Mortgaged Premises” means the residential (1-4 family) real property that is encumbered by a Security Instrument securing the Mortgagor’s obligations under a Mortgage Loan, including all buildings and fixtures on such property and all accessions thereto, including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements, and any such property following the completion of the foreclosure of the related Mortgage Loan.

(1.21) “Parties” means Client and Servicer, each singularly being a “Party”.

(1.22) “Person” means a natural person, partnership (general or limited), corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity,

(1.23) “Representatives” means Servicer’s or Client’s officers, directors, employees, agents and subcontractors (and their employees),

(1.24) “Servicing Rights” means the rights and responsibilities with respect to servicing arid supervising the Mortgage Loans and the associated Escrow Accounts and Loan Documents.

(1.25) ’Servicer” means the Party identified as such in the preamble to this Agreement.

(1.26) “Servicing Fee” means the fee for Services as specified in the relevant Transaction Addendum made a part hereof.

(1.27) “Services” means all services provided by Servicer to Client hereunder and all Work Product.

(1.28) “Transaction Addendum” means each duly executed Addendum to this Agreement regarding the scope of services for which Servicer has been retained by Client.

(1.29) “Transfer Date” means, as to a Mortgage Loan, the date on which Servicer commences servicing such Mortgage Loan pursuant to the terms of this Agreement.

(1.30) “Trust Account” means that bank account into which Mortgagor’s payments or principal, interest, taxes and insurance is deposited. Trust Check is a negotiable instrument used to facilitate payment from the Trust Account.

(1.31) “Work Product” means all works, materials, software, documentation, methods, apparatus, systems, designs, improvements, inventions, user interfaces, processes, formulae, products or future products, plans, devices, enhancements, refinements or works of authorship and the like (and all tangible embodiments thereof) created by, conceived, originated, prepared, developed, conceived, or delivered by Servicer, either individually or jointly with others (whether or not patented, patentable, copyrighted or copyrightable), directly or indirectly useful in any aspect whatsoever in the business of Servicer as part of or in connection with the Services; provided, that nothing shall be considered “Work Product” hereunder that Client or any third party could develop independently of Servicer’s Intellectual Property or other Confidential Information (including but not limited to such Intellectual Property and Confidential Information as may be created or developed during the term of this Agreement but separate from Servicer’s provision of Services hereunder).

2. SERVICES

(2.1) Services. Servicer will perform and deliver Services in accordance with the general specifications and requirements as set forth herein and more specifically described in each Transaction Addendum(s) attached hereto from time-to-time. Except as otherwise provided in Section 4 (“Termination”), Section 34 (“Limitation of Liability”) and Section 18 (“Assignment”), if any of the terms or conditions of this Agreement conflict with any of the terms or conditions of any Transaction Addendum, the terms or conditions of such Transaction Addendum will control solely with respect to the Services covered under such Transaction Addendum.

CLIENT Initial:

(2.2) Scone of Services. Client hereby engages Servicer to employ commercially reasonable and prudent practices to service the loans under Applicable Requirements, including, but not limited to, to collect all scheduled payments of principal, interest and applicable deposits of taxes, assessments and other public charges that are generally impounded, hazard insurance premiums, and all other items on all Mortgage Loans subject to this Agreement including the enforcement of specific Lenders’ rights of processing demands, processing or coordinating foreclosures, and recording reconveyances/releases. Client must supply to Servicer all Loan Documents, including but not limited to Notes, Deed/Mortgages, modification agreements, forbearance agreements, assignments or any other document affecting condition of title or payment distribution (including payment history and reinstatement) and showing the correct beneficiary, needed by Servicer to complete its tasks, including but not limited to, file setup, servicing functions, and to satisfy regulatory requirements, before servicing functions will be performed, continued, or funds distributed. Upon any occurrence that could impact servicing functions, including but not limited to, an assignment of a beneficial interest in the Mortgage Loan or a modification of Mortgage Loan terms, Client must notify Servicer immediately of such occurrence and provide copies of relevant documents before servicing functions will be performed, continued, or funds distributed. Servicer shall follow instructions from Client who represents and warrants that Client is fully, exclusively and solely authorized in all cases to direct, and authorize, the Servicer to perform the Services in accordance with this Agreement. If the Mortgage Loan is owned by multiple Lenders (a “Multi-Lender Loan”), Servicer shall only follow instructions from Client. A default upon any interest in the Note shall constitute a default upon all interests. Client may determine and direct the actions to be taken on behalf of all Lenders in the event of default or with respect to other matters requiring the direction or approval of Lenders, including but not limited to, designation of brokers, servicing agents or others acting on their behalf and the sale, encumbrance or lease of any real or personal properties which may be owned by Lenders as the result of foreclosure or receipt of a deed in lieu of foreclosure, or modification or forbearance of the Mortgage Loans. For the avoidance of doubt, in the event of a conflict between Applicable Requirements and Client’s instructions the former shall control.

(a) In accordance with Applicable Requirements, Servicer shall:

1.	Demand, receive and collect all Mortgage Loan payments,
2.	Deposit them by the next Business Day into Servicer’s clearing account,
3.	Manage principal and interest (“P& I) accounts, Escrow Accounts and related deposit accounts, hold any related custodial deposit accounts associated with receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage insurance, etc. as “Trustee” for Client. Any benefit or value derived from the deposits of P&I balances shall accrue to the exclusive benefit of Servicer. Any benefit or value derived from the deposits of escrow balances shall accrue to the exclusive benefit of the mortgagor
4.	All remittance and cut-off reports to be completed and payments sent by the 15th of every month.

Client acknowledges and agrees that upon Client’s authorization of servicing transfers by and between Servicer and another servicing provider, such transfer process will be handled exclusively by Servicer and the other servicing provider, without the need for further authorization(s) by Client.

Client further acknowledges and agrees that certain Notes will become inadequately secured by collateral, or be submitted to Servicer for servicing without being secured by any, or adequate, collateral. Client shall indemnify and hold harmless Servicer from any resulting inability to enforce or collect on such Notes.

(2.3) Other. Servicer shall be responsible for further safeguarding each Client’s interest in the Mortgaged Premises and rights under the Mortgage Loan by:

(a) Inspecting the Mortgaged Premises in accordance with Applicable Requirements, and performing such other inspections as prudence and sound business judgment dictate;

(b) To the extent possible, securing any Mortgaged Premises found to be vacant or abandoned, and advising Client of the status thereof;

(c) Notifying Client promptly if Servicer receives written notice of any lien, bankruptcy, condemnation, probate proceeding, tax sale, partition, local ordinance violation, condemnation in the nature of eminent domain or similar event that would, in Servicer’s judgment, impair Client’s security; and Servicer shall assist Client in undertaking appropriate action to preserve its security;

CLIENT Initial:

(d) Advising Client promptly upon receipt of any request for a partial release, easement grant, substitution, subdivision or re-subdivision, subordination, alteration, or waiver of security instrument terms, and (if required by Applicable Requirements or if approved by the related Investor) seeking necessary consents to such request;

(e) Advising Client promptly in all cases (and advising the related Investor and/or Lender, if required) of any change in ownership of the Mortgaged Premises subject to a Mortgage Loan, complying with all instructions of Client with respect to the acceleration or modification of the indebtedness.

(f) Notifying Client promptly following Servicer’s receipt of an inquiry concerning, or request for approval of, an assumption and supplying all information in the possession of Servicer which if requested by Client to facilitate the preparation by Client of any required disclosures. Client, if applicable, will prepare and forward (or arrange for delivery of) all disclosures to the assumptors within period set by Applicable Requirements and send a copy set of all disclosures to Servicer. With respect to an assumption, Servicer shall have no responsibility or liability regarding disclosures required from Client (or the Investor if other than Lender) or the accuracy of the same, except as set forth in this Section.

(g) If Client (and the related Investor) authorize an assumption subject to qualification of the assumptors and receipt of further documentation, then Servicer shall, upon receipt of a signed contract and an assumption fee from the Mortgagor and proposed assumptors, provide a blank application form for completion by the Mortgagor and assumptors, with applicable verification forms to be signed by the proposed assumptors. Upon receipt of the completed application and signed verification forms from the Mortgagor and proposed assumptors, as applicable, Servicer will process the application (i.e., request credit reports and verify all information on the completed application) and forward the completed assumption package to Client for further processing. Client will then underwrite the requested assumption, request any required Investor and/or PMI Company, FHA or VA approval, and forward approved assumption to Servicer for final transfer and assumption.

(h) If consent to assumption is denied, Client will prepare a proper denial letter, forward the original denial letter to the Mortgagor, and deliver a copy to Servicer.

(2.4) Analyzed Trust Account Disclosure: Client authorizes Servicer to deposit all funds received in connection with this Agreement into an analyzed trust account at an FDIC insured bank. The analyzed trust account accrues credits that are used to offset bank service charges assessed to Servicer, which provides a financial benefit to Servicer. Any unused credits not used to offset bank service charges will not benefit Client in any manner.

(2.5) Affiliate Services. Only the Client may request Services and execute Transaction Addendums under this Agreement. Affiliates of Client must execute a separate servicing agreement in order for Servicer to provide Services to such Affiliate of Client.

(2.6) Technical Direction. Servicer will report to and receive technical direction only from such Client employees or officers as may be listed in the applicable Transaction Addendum or as may be designated from time to time by Client or the applicable Affiliate.

(2.7) Servicing Standards; Subservicing. The Services will be performed by Servicer’s Representatives or subcontractors. Subject to the following subsections (1) and {2), Servicer may assign or subcontract to another entity or person any of the Services to be performed hereunder. Servicer will remain fully liable for the acts and omissions of its agents and subcontractors as if performed by Servicer.

1.	The Servicer agrees that it shall manage the servicing support and administration of the Mortgage Loans in a commercially reasonable manner.

2.	The Servicer may appoint one or more other subservicers to perform the Servicer’s duties hereunder. No appointment of any subservicer by the Servicer shall relieve the Servicer of any of its duties or responsibilities under this Agreement, including without limitation, its servicing responsibilities hereunder and its reporting responsibilities hereunder. The amount of any subservicing fees payable under a subservicer agreement shall be payable solely by the Servicer from the Servicing Fee from such Mortgage Loans serviced by such subservicer. Client shall not be liable for or required to pay any subservicer fees, costs, or expenses. Client shall have no duties, including any duty of supervision, of any subservicer, subcontractor, employee or agent of Servicer.

CLIENT Initial:

(2.8) Removal of Personnel. Servicer will maintain staffing levels and continuity of personnel consistent with its obligation to perform the Services. In the event that Servicer provides replacement Representatives for any reason, Servicer will not charge Client for the number of hours required to train the replacement until such Representatives are familiar with the particular project, so that such replacement Representatives are capable of performing the Services in accordance with this Agreement.

(2.9) Servicing Transfer Notice to Mortgagors. To the extent required by Applicable Requirements, Client shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of the servicing responsibilities in connection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment. To the extent required by Applicable Requirements, Servicer shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of servicing responsibilities in connection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment.

(2.10) Representations and Warranties. Servicer represents and warrants to Client, as of the date hereof and each Transfer Date, as follows: (i) Servicer is duly formed, validly existing, and has all requisite power and authority to enter into this Agreement and to perform the obligations required of it hereunder, (ii) Servicer’s execution and performance of this Agreement have been duly and validly authorized by all necessary corporate action, (iii) the execution and performance of this Agreement by Servicer does not and will not violate Servicers organizational documents, any material contracts of Servicer, or any Applicable Requirements, and (iv) Servicer has complied with, and has not violated, any law, ordinance, requirement, regulation, rule or order applicable to its business or properties, the violation of which reasonably could be expected to materially and adversely affect the Mortgage Loans or the operations or financial condition of Client or Servicer.

3. AGREEMENTS OF CLIENT

(3.1) Documentation. Client shall provide (or cause any transferor (former) servicer of any Mortgage Loans to provide) to Servicer, at no cost to Servicer:

(a) Before the applicable Transfer Date, copies of all Loan Documents, as well as all files, documents and records which are necessary or appropriate for Servicer to receive in order to conduct the servicing of the Mortgage Loans in accordance with Applicable Requirements, as indicated in Schedule II of the Transaction Addendum, with it being understood and acknowledged by the Parties that Servicer shall not receive and is not responsible for safeguarding Client’s original documents unless Servicer has specifically requested and received the same;

(b) applicable documentation for each Mortgage Loan to be serviced hereunder, to enable Servicer to convert or audit all required database fields and to continue servicing the Mortgage Loan on Servicers servicing system, without necessity of special enhancements, optional subsystems or special programming. All such documentation must be delivered to Servicer promptly after the related Transfer Date and, in all events, within a reasonable amount of time before any Client reporting is due from Servicer;

(c) if applicable and as soon as possible, a complete and accurate listing of any Mortgage Loans where the Mortgage Loan payment is inclusive of a personal or group insurance, in such detail as Servicer may reasonably require, including without limitation the name of the insurance company; type of premium coverage; premium amount; and the name and telephone number of the individual at Client knowledgeable of such coverage;

(d) written evidence (or appropriate electronic data confirming) that a Hazard Insurance policy is in force for each Mortgage Loan delivered to Servicer for servicing, allowing Servicer sufficient time, before policy expiration, to notify the Hazard Insurer to send all future notifications to or at the direction of Servicer. Lender will indemnify and hold Servicer harmless from any loss or damage resulting from lapse or insufficiency of Hazard Insurance coverage or insufficient evidence of coverage delivered to Servicer on or before the related Transfer Date; and

CLIENT Initial:

(e) for each Mortgage Loan to be serviced hereunder, all at Client’s cost, the transfer of any existing real estate tax service contracts and transferable life of loan flood zone determinations to Servicer. In the event that any real estate taxes or assessments in connection with a Mortgage Loan are delinquent at the time of, or would become delinquent if not paid within twenty (20) days after, the delivery of the related Mortgage File to Servicer, then in no event shall Servicer be responsible hereunder for any penalties or interest resulting from such delinquency.

(3.2) Default. If (i) Client shall fail to pay to Servicer any sums as and when due and payable to Servicer under this Agreement, whether as compensation, reimbursement or otherwise; or (ii) any secured party holding a security interest shall demand that Servicer pay over to that secured party any sums otherwise payable to Servicer under this Agreement; or (ii) Client shall be in default hereunder in any other material respect; then Servicer shall: (A) be entitled to set off, against its damages, ail sums due from Servicer to Client hereunder including monthly remittances; and (B) have and may exercise all other remedies permitted by law for breach of contract.

(3.3) Compliance. During the Term of this Agreement, including any extensions hereof, Servicer agrees to comply with Applicable Requirements relating to the servicing of the Mortgage Loans that are the responsibility of Lender.

(3.4) No Advances. With the exception of advances required by law to be made by Servicer, and notwithstanding any other contrary provisions herein, the Parties acknowledge and agree that Servicer shall not be required to advance any of its own funds on behalf of others, within the scope of the Services. For those advances made by Servicer, Client shall reimburse servicer for such advances within seven (7) Business Days of request; provided, that Servicer shall not make discretionary advances greater than $2,500 without the prior approval of Client.

(3.5) Document Custodians I Expenses. Client will select the document custodian and bear the entire cost of establishing and maintaining each document custodian regime required by Client or any other Investor with respect to any of the Mortgage Loans. To the maximum extent permissible under Applicable Requirements, Client will identify each document custodian to Servicer and instruct each custodian to cooperate with reasonable requests of Servicer, especially in connection with requests for documents or information to enable Servicer to process releases of paid in full Mortgage Loans.

(3.6) No Recourse to Servicer. Client agrees that in no event shall Servicer be liable for losses incurred by Client or any other Person in connection with the Mortgage Loans serviced hereunder, including without limitation losses incurred in connection with the default or foreclosure of such Mortgage Loans.

(3.7) Representations and Warranties. Client represents and warrants to Servicer, as of the date hereof and each Transfer Date, as follows: (i) Client is duly formed, validly existing, and has all requisite power and authority to enter into this Agreement and to perform the obligations required of it hereunder, (ii) Client’s execution and performance of this Agreement have been duly and validly authorized by all necessary corporate action, (iii) the execution and performance of this Agreement by Client does not and will not violate Client’s organizational documents, any material contracts of Client, or any Applicable Requirements, (iv) Client has complied with, and has not violated, any law, ordinance, requirement, regulation, rule or order applicable to its business or properties, the violation of which reasonably could be expected to materially and adversely affect the Mortgage Loans or the operations or financial condition of Client, (v) that Client owns the Mortgage Loans, which are valid, existing, and enforceable, or that Client is the lawful holder of the servicing rights lo such valid, existing, and enforceable Mortgage Loans, or that Client is specifically authorized in writing to act on behalf of the individual(s) or entity(ies) that own such Mortgage Loans or the servicing rights thereto, in all cases free of any known fraud or wrongdoing.

4. TERM AND TERMINATION.

(4.1) This Agreement shall begin on the date first set forth above. The appointment of Servicer as Servicing Agent hereunder shall continue until each Mortgage Loan is paid in full, servicing is transferred, or 30 days after either party to this Agreement gives written notice or email notice to the other of its intent to terminate this Agreement. On an individual Mortgage Loan basis, this Agreement shall terminate as to that Mortgage Loan when any of these events occur: (a) payment in full of the Mortgage Loan and reconveyance of the related Security Instrument securing the related Mortgage Loan; or (b) 30 days’ written notice by Servicer to Client; (c) 30 days’ written notice by Client to Servicer (unless a shorter period of time is permitted under certain circumstances as provided in this Agreement or applicable law).. All rights and authority under this Agreement shall continue upon written authorization by the Client for Servicer to handle the property management and property liquidation resulting from foreclosure.

(4.2) Upon termination of this Agreement in its entirety or as to any one Mortgage Loan, Servicer shall deliver to Client all of Client’s funds (or if terminated only as to certain Mortgage Loan(s), all of Client’s funds relating to such Mortgage Loans), less any funds owing to Servicer. At termination of all Mortgage Loans or a terminated Mortgage Loan, Client shall reimburse Servicer for any outstanding advances approved by Client as provided herein made within seven (7) days upon written demand by Servicer to Client.

CLIENT Initial:

(4.3) If Client terminates or transfers servicing on any of the Mortgage Loans subject to this Agreement to another party or servicer other than Servicer, Client must first pay in full all servicing and related fees due Servicer and an additional transfer fee as set forth in Exhibit A hereto, then Servicer will create and send the corresponding RESPA “goodbye” letters, Master Reports, and transfer relevant escrow/impound amounts. Additional requests may be subject to customary and reasonable additional charges. This transfer fee does not apply to Mortgage Loans that are paid off or sold by Client. If any Mortgage Loan being serviced by Servicer is government regulated, such as an existing HAMP loan, then Servicer will only transfer beneficial interest in the Mortgage Loan and/or servicing to a Lender and/or servicer meeting the regulatory requirements, Servicer’s compensation in any area is subject to change upon 30 days written notice to Client; Client may avoid changes by terminating this Agreement in writing at any time during said 30 day period, and Client shall not be liable for the foregoing transfer fee. Invoices to Client for services provided by Servicer, or arranged through Servicer, are due upon receipt and payable within 20 days, after which time they will be considered delinquent and subject to a 10 3/4 past due charge; provided, however, that if Client disputes any amounts reflected in such invoices, Client and Servicer agree to work together in good faith to resolve such disputes. If Client’s account becomes delinquent, all activities of Servicer on behalf of Client may cease.

(4.4) Servicers Right of Interpretation. In accordance with various and changing State and/or Federal Laws, State and/or Federal Case Law, and Servicer’s interpretation of such laws, proper procedures and risks, Servicer reserves the right to: (a) determine how any advances and/or late charges are assessed and to adjust all unpaid late charges or assessments of late charges accordingly; (b) apply the default interest rate only after the foreclosure has been recorded on owner occupied Mortgage Loans, and apply the default interest rate normally after the foreclosure has been recorded on non-owner occupied Mortgage Loans; or (c) determine the interpretation and application of other terms and conditions of the Note. By continuing to hire Servicer to service the Mortgage Loan, Client agrees that Servicer may deckle to enforce certain provisions of the Note as noted above. By declining enforcement of certain provisions, Servicer may effectively waive those provisions on behalf of Client. Client agrees to such waiver by continual hire of Servicer and shall have no cause of action against Servicer due to Servicer’s determination not to act in accordance with this section. If Servicer determines that a Mortgage Loan is predatory in nature, or the Mortgage Loan does not comply with federal or state requirements, or at any time during servicing of the Mortgage Loan becomes predatory in nature or does not comply with federal or state requirements, Servicer can refuse to accept the Mortgage Loan for servicing or can cancel any existing servicing or functions by Servicer related to the Mortgage Loan as provided above by giving thirty (30) day’s written notice. Servicer reserves the right not to pursue or continue any foreclosure on any asset it services if Servicer reasonably believes that foreclosure, or the terms and conditions provided or established by Client, will violate state or federal law or company policy.

5. LOAN DOCUMENTS.

Client or its custodian shall retain custody of the original Note and Deed of Trust or Mortgage for the Mortgage Loans (or assignment thereof), unless Servicer is specifically authorized by Client and agrees to retain such documentation. If Servicer is required to maintain custody of the original Note and Security Instruments for the Mortgage Loans (or assignment thereof), there will be an additional fee payable to Servicer for this service as set forth in Exhibit A.

6. CLIENT ADVANCES.

Client may make such advances that are necessary and prudent to protect, and to collect, Client’s interest in the Loans. Client shall immediately notify Servicer in writing or by email of any such advances made by Client. As a normal course of business, Servicer will not advance any funds on behalf of Client or any other person or entity unless mandated by law.

CLIENT Initial:

7. DELINQUENT LOAN PROGRAM SPECIFIC FUNCTIONS.

Servicer shall in accordance with industry standards and applicable laws, rules and regulations; (a) issue monthly statements to the Mortgagor on each Mortgage Loan directing loan repayment to Servicer; (b) make regular collection calls to the Mortgagor; (c) issue Late Notices calculating in any late fees due; (d) issue Final Notices warning of the possibility of foreclosure if payment is not received; (e) obtain property values and title information as agreed; (f) on Mortgage Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actual or pending ineffectiveness of insurance on Mortgage Loans that Client has related insurance coverage, and Client files a Loss Payee Notice with the insurer listing both Client and Servicer for notice, however Servicer will not provide forced placed insurance, but can refer Client to an independent insurance provider for direct placement, and Servicer is not responsible for the consequences of any nonpayment of insurance; (g) on Mortgage Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a Tax Service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes; (h) use active collection efforts including outgoing collection calls at least three times at different hours on different days each month as needed to contact Mortgagor (unless satisfactory arrangements have been made), skip trace, letters of understanding, facilitate loan modification agreements at direction of Lender, facilitate forbearance agreements at direction of Lender, facilitate short payoffs at direction of Lender, facilitate short sale coordination at direction of Lender, as mutually agreed; (i) coordinate bankruptcy relief and legal issue resolution (including retention of outside legal counsel, direction of legal strategy, oversight of legal logistics or foreclosures, bankruptcies, real estate owned (“RED”) management and property disposition, property preservation, and related actions) as agreed; (j) address known city/municipal notices and issues; (k) manage property preservation and securing as mutually agreed by Client and Servicer; (I) coordinate REO property management, evictions and property sale as mutually agreed by Client and Servicer; (m) issue payoff demands, beneficiary statements and mortgage ratings; (n) demand, receive and collect all loan payments, deposit them by the next Business Day into Servicer’s trust account and upon sufficient time to clear funds, transfer by bank wire (ACH) or check Lender’s and/or Client’s share of such funds (net proceeds) in accordance with instructions provided to Servicer, normally within ten (10) days of receipt or upon sufficient time to clear funds (but not more than twenty-five (25) days from the time funds have been cleared); (o) issue annual income tax statements (1098 and 1099-INT) to all Mortgagors and Lenders; (p) answer Mortgagor inquiries, demands and requests; (q) execute and deliver on Client’s behalf and in Client’s name any documents necessary or convenient for the exercise of any rights or duties which Client may have as servicing agent under the Security Instruments, including but not limited to preparing and issuing Requests for Reconveyance or Release, recording a Full or Partial Reconveyance or Release and Beneficiary Statements as permitted by law; (r) convey Payoff Demands within two (2) Business Days of receipt by Servicer to Client for written or email approval, and if Client’s written or email approval is not received by Servicer within the following two (2) Business Days, Servicer shall possess the right to assume the Payoff Demand to be correct and accept it; and (s) with the consent of the Client, Servicer shall process foreclosures when directed to do so in writing or by email and provide Client with copies of the notice of default (if appropriate) and the notice of sale filed by Servicer, and will have authority to act on behalf of the Client or Lenders to execute all foreclosure documents including, but not limited to, Substitution of Trustee. Servicer may produce a copy of this Agreement as evidence of its authority. Client must give Servicer exclusive right to handle all                    real estate related foreclosures with respect to such Mortgage Loan Servicer’s foreclosure fees shall not exceed state statute for foreclosure fees. Administrative fees, costs and/or deposits are required from Client in order for Servicer to initiate foreclosures. When Mortgage Loans submitted as delinquent are brought current, they will automatically be switched to the Performing Loan Program

Servicer reserves the right to subcontract from time to time with, and use the services of, one or more outsource firms to perform the duties of Servicer described herein. Client agrees: (i) to exert its best efforts to support Servicer, to assure timely reparation, execution, recording and filing of appropriate release, satisfaction and reconveyance documents; and (ii) from time to time, at Servicer’s request, to adopt appropriate resolutions appointing designated officers of Servicer and Servicer-designated officers of such firms as duly authorized signing officers of Client: (A) to request necessary documents from Client’s document custodians; and (B) to execute and record appropriate reconveyance, release, satisfaction and reconveyance documents, provided in each instance that Servicer has provided reasonable background information (including resumes) and has performed reasonable due diligence activities (including background checks) on Servicer’s designees.

8. DELINQUENT LOAN PROGRAM COMPENSATION.

For its services, Servicer shall earn servicing fees according to the attached Exhibit A. Servicer will retain: (a) all fees for payoff demand statements and related documents, and returned check charges, if applicable; (b) 100% of the standard monthly loan servicing fee based on each and every Mortgage Loan as long as the Mortgage Loan is in Servicer’s servicing system, including during the foreclosure process, bankruptcy relief, the REO sales process, and payment process. The monthly servicing fee earned by Servicer and all hard costs incurred in the normal transaction of business, including but not limited to actual attorney’s fees, foreclosure costs, property valuations, title fees, property preservation costs, municipal charges, taxes, and agent fees may be deducted from Client or Lender’s proceeds, charged to a Client Credit Card kept on file by Servicer, deducted from an established expense Reserve Account, or may be billed separately, as determined by Servicer. All hard costs in excess of $100 must be approved by Client in writing, or by email, before being incurred by Servicer. Extraordinary activity and special requests may be subject to reasonable additional charges. Services compensation is subject to change upon 30 days written notice to Client; Client and Lenders may avoid changes by terminating this Agreement in writing at any time during said 30 day period. Fees for certain documents and services, if available, will be charged according to Exhibit A hereto.

CLIENT Initial:

9. PERFORMING LOAN PROGRAM SPECIFIC FUNCTIONS,

Mortgage Loans that are new or performing on the applicable Transfer Date will be started under the Performing Loan program. If required information is supplied and associated fees are paid, in addition to the items in Section 7 a, b, c, I, m, n, o, p, q, r and s Servicer shall: (a) on Mortgage Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actual or pending ineffectiveness of insurance on Mortgage Loans that Client has related insurance coverage, and Client files a Loss Payee Notice with the insurer listing both Client and Servicer for notice, however Servicer will not provide forced placed insurance, but can refer Client to an independent insurance provider for direct placement, and Servicer is not responsible for the consequences of any nonpayment of insurance; (b) on Mortgage Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a Tax Service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any nonpayment of taxes; (c) attempt at least once to contact Mortgagor at any of the phone numbers in Servicer’s file if Mortgage Loan is over 15 days delinquent (unless satisfactory arrangements have been made). Mortgage Loans under the Performing Loan program that do not make payments fort months will automatically be switched to the Delinquent Loan Program when they miss the 3rd payment, and present and past due uncollected servicing fees and the Delinquent Loan Program servicing fees will be charged.

10. PERFORMING LOAN PROGRAM COMPENSATION.

For its services, Servicer shall earn a servicing fee on each Mortgage Loan in the Servicer’s system that qualifies as performing as set forth in Exhibit A attached. Additionally, Servicer shall be entitled to: (a) all fees for payoff demand statements and related documents, returned check charges, if applicable; (b) 100% of paid monthly late charges; (c) 100% of the standard monthly Mortgage Loan servicing fee during the foreclosure process. The monthly servicing fee earned by Servicer and all hard costs incurred in the normal transaction of business, including but not limited to actual attorney’s fees, foreclosure costs, property valuations, title fees, property preservation costs, municipal charges, taxes, and agent fees may be deducted from Client or Lender’s proceeds, charged to a Client Credit Card kept on file by Servicer, deducted from an established expense Reserve Account, or may be billed separately, as determined by Servicer. Extraordinary activity and special requests may be subject to reasonable additional charges. Servicer’s compensation is subject to change upon 30 days written notice to Client; Client may avoid changes by terminating this Agreement in writing at any time during said 30 day period. Fees for certain documents and services, if available, will be charged according to Exhibit A hereto.

11. OPTIONAL ESCROW I IMPOUNDS SERVICE.

(11.1) To the extent required by the Loan Documents, Client may request Servicer to provide the following property insurance and property tax service for first position Mortgage Loans in accordance with the fees structure set forth in Exhibit A hereto. This fee will be added to the monthly loan servicing fee and prorated to the respective Lenders, if appropriate. If this optional service is requested in writing or by email by Client and accepted in writing or by email by Servicer, and if all required information is supplied per the                                                                  Loan Servicing Checklist, and associated fees are paid, when the Mortgagor’s monthly payment includes amounts for the payment of insurance and/or property taxes, Servicer will collect and hold those proceeds in a trust account insured by the Federal Deposit Insurance Corporation and disburse the scheduled payments to the respective authority as scheduled. Any funds remaining in the account after full repayment of the Mortgage Loan shall be released to the Mortgagor. Client may direct Servicer, upon acceleration of the Mortgage Loan due to default, in Client’s sole subjective discretion, subject to any applicable law, including RESPA which may prohibit such direction, how to apply the funds it receives toward reduction of the amount owed under the Loan Documents (applied to advances, principal, interest or other expenses, in the Servicer’s sole discretion), completion of any work on the property securing the Mortgage Loan, protection of the property or other purposes permitted by this Agreement, the Loan Documents or law, or any combination thereof. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client or Lender. Servicer is not responsible for the consequences of any non-payment of insurance or property taxes. If any interest on the balances aggregated is required by applicable law to be paid to the Mortgagor for impounding Mortgagor’s monies, Client will be responsible to pay such interest on demand by Servicer. If a Mortgagor’s escrow funds are insufficient to pay insurance and/or property taxes, Client shall immediately advance to Servicer’s escrow account funds sufficient to cover the shortage; Client’s failure to do so may jeopardize Client’s lien position due to the failure of insurance and/or properly taxes, and Servicer accepts no responsibility for Client’s failure to make such an advance provided such failure was not the result of an act or omission of Servicer or its agents, employees or vendors. Whenever possible, Client’s advance will be recovered from Mortgagor’s subsequent payments into escrow for insurance and/or property taxes proceeds.

(11.1.1) insurance and Taxes. If the Mortgagor’s monthly payment does not include amounts for the payment of insurance and/or properly taxes, it is the responsibility of the Client to: a) verify insurance coverage annually and send copies of insurance coverage to the Servicer, however Servicer is not responsible for the consequences of any non-payment of insurance; b) check for payment of taxes annually or use a Tax Service; Servicer may receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a Tax Service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client.

CLIENT Initial:

(11.1.2) Optional REO MANAGEMENT & SALES SERVICE. Servicer or affiliate of Servicer can provide REO management and sales service for most properties for an industry standard 6% listing per property in accordance with Exhibit A hereto, Certain properties deemed by Servicer as not fitting the norm may be negotiated separately with Client, and acceptance of any order is at the sole discretion of Servicer. Client must request this service in writing or by email per property and return a signed REO Servicing Authorization form to be supplied by Servicer. There is a $1000.00 deposit (‘the Deposit”) required with each REO order unless Client maintains a reserve account with Servicer. There is a $200.00 cancellation fee and possible expenses that will be applied against the Deposit if the order is cancelled after submission to Servicer and before the end of the listing period, unless there is gross negligence on the part of the listing agent or Servicer, with any balance being refunded to Client within twenty-five (25) days of file closing. lithe property is sold and finalized, the Deposit will be credited against fees due. If the listing expires without sale, the Deposit will be refunded within twenty-five (25) days of listing expiration date.

12. NO ADDITIONAL OBLIGATIONS OF SERVICER.

Client acknowledges that Servicer has no obligation, other than described elsewhere in this Agreement, to make any payment (other than the forwarding of a Mortgagor’s payment) to or on behalf of Client, to senior liens or to otherwise protect or enforce the Client’s security or rights hereunder. In the event any payment collected for the benefit of Client is returned NSF or uncollectible in Servicer’s Trust Account, Client will immediately upon notification from Servicer, return Servicer’s uncashed Trust Check, or immediately reimburse Servicer’s Trust Account the full amount received from Servicer’s Trust Check. In no event is Servicer obligated to cover or make good Mortgagor’s shortages in Servicer’s Trust Account. Servicer is hereby authorized to place a “Stop Payment” on Client’s Trust Check from Servicer, or reverse any ACH (Electronic Funds Transfer) whenever the representing funds are returned NSF or uncollectible in Servicer’s Trust Account. Servicer may deduct such amounts from any proceeds due Lenders. Servicer is not liable for any losses related to loan adjustments from variable rate, HELOC, or other similar type loans, or changes in loan terms due to modification, unless notified in writing by the Client of the adjustment. Changes shall become effective no sooner than two weeks after this notification is received by Servicer. Servicer does not offer senior lien monitoring, but can refer Client to an independent service provider. Client is responsible on junior liens for verifying insurance coverage and tax payments with senior liens. It is the responsibility of the Client to track maturity dates and, if desired, request Servicer to prepare a Maturity Notice (at the end of the mortgage period) to the Mortgagor for a fee. It is the responsibility of the Client to periodically monitor mortgage loan data, Mortgagor payments and servicing activity by reading the monthly report sent by Servicer. If Client requires or requests additional reporting beyond what is provided by Servicer using its standard reporting and web login, there will be additional reasonable charges for setup, custom report templates, programming, maintenance, and regular distribution of such information.

(a) Notwithstanding anything to the contrary herein, Servicer shall be fully authorized by Client to prepare, execute and record all documentation required to release property liens on behalf of Client, following negotiated settlements with borrowers, and other authorized resolutions.

13. INDEMNIFICATION.

Indemnification by Servicer. Servicer shall indemnify, defend and hold Client and its Representatives, Affiliates, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Client by reason of or arising directly from third party claims that were caused by or resulted from the Servicer or its subservicer’s malfeasance, willful misconduct, negligence, breach of Servicer’s representations and warranties in this Agreement, or a failure by Servicer to act in compliance with the terms of this Agreement, except where Servicer’s actions or omissions were pursuant to a directive of Client or were affected by a failure of Client or any prior servicer, sub-servicer, owner or originator of a Mortgage Loan to comply with Applicable Requirements. Servicer shall have no obligation to correct any errors or omissions of an originator or prior servicer of a Mortgage Loan unless specifically requested to do so in writing by Client, and then only if the Parties, negotiating in good faith, can agree in writing on a reasonable fee for such service. The foregoing indemnification shall survive the termination of this Agreement.

CLIENT Initial:

Indemnification by Client. Client shall indemnify, defend and hold Servicer and its Representatives, Affiliates, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Servicer by reason of or arising directly from third party claims or actions that were caused by or resulted from (A) any actions or omissions in respect of any Mortgage Loan or property of any prior servicer, subservicer, owner or originator of a Mortgage Loan or property, (B) taking any action, or refraining from taking any action, with respect to any Mortgage Loan or property, that results from the malfeasance, willful misconduct or negligence of Client, Client’s subservicers, contractors, or agents, or from the failure of the Client to provide Servicer the necessary Loan Documents in order to allow Servicer sufficient time to timely process satisfactions, payoffs and releases, (C) Servicer’s reliance on the authority of Client to direct the activity of Servicer within the scope of this Agreement, (D) Client’s failure to observe or perform any of Client’s covenants, agreements, or representations contained in this Agreement, and/or (E) Client’s failure to comply with its regulatory obligations following Client advising Servicer that such regulatory obligation is outside the scope of the Servicer’s services. The foregoing indemnification shall survive the termination of this Agreement.

14. TENDER OF DEFENSE.

(14.1) Each Party’s obligation to indemnify the other hereunder with respect to any claim of a Mortgagor, Investor or other third party shall be conditioned upon the following: (i) the Party seeking indemnity (the “Indemnitee”) shall give to the Party from whom indemnity is sought (the “Indemnitor”) prompt written notice of any such claim and shall provide such detail as the Indemnitor may reasonably require; (ii) the lndemnitee shall reasonably cooperate in the defense of such action; (iii) the Indemnitor shall have full control and authority to retain counsel of its choice, defend and settle any such action or claim at its sole expense provided, however, that where the settlement is for more than monetary relief alone, the Indemnitor shall not have the right to bind lndemnitee to a settlement agreement, without the prior written consent of the lndemnitee, which consent shall not be unreasonably withheld, under which a) the lndemnitee will be required to make an admission of wrongdoing; or b) an admission of wrongdoing by Indemnitor on Indemnitee’s behalf could be reasonably inferred or construed.

(14.2) No provision of, or the exercise of any rights) under this Section 14 shall limit the right of any Party in appropriate circumstances to: (i) exercise self-help remedies such as set-off; (ii) foreclosure against any real or personal property collateral; (iii) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for provisional remedies or pursuit of provisional or ancillary remedies or the exercise of self-help remedies shall not constitute a waiver of the right of any Party to submit the controversy or claim to arbitration. Each Party hereby consents to the exclusive jurisdiction and venue of the state court and federal district court in the                                        for any provisional or ancillary relief sought pursuant to this Section and irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any proceeding for such relief has been brought in an improper or inconvenient venue or forum. The Parties each hereby knowingly, voluntarily, and intentionally waive the right each may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this or any action of either Party. This provision is a material inducement for Parties entering into this Agreement.

15. LICENSES & DATA STORAGE.

Servicer represents and warrants to Client that it, any agent, employee, or any vendor hired by Servicer, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required by its engagement and this Agreement and that the Servicer’s performance of such services will not conflict with or violate any applicable agreement, law or regulation applicable to the Servicer. Servicer further represents and warrants to Client that it is and will continue to be in compliance with all applicable federal, state and local laws, ordinances and regulations pertaining to its business. Servicer further represents and warrants to Client that it is not subject to any court or administrative judgments, orders, injunctions and/or rulings which would have an adverse effect on its ability to service the Mortgage Loans and perform under this Agreement. Servicer further represents and warrants to Client that neither the Servicer nor any of its directors, officers or principals have been sued by any of the Servicer’s present or former clients, partners, co-ventures or other persons and that the Servicer is not involved in any litigation which if resolved adversely to the Servicer would negatively impact its ability to perform its obligations hereunder. Client represents and warrants to Servicer that it, any agent, employee, or any vendor hired by Client, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required for Client to receive payments and proceeds collected by Servicer.

15.1 Data. Servicer shall maintain (a) off site backup storage for the data files used in connection with the services provided under this Agreement and (b) customary security to protect client’s proprietary information.

16. INDEPENDENT CONTRACTOR.

At all times during the term of this Agreement, Servicer shall be an independent contractor and not an employee of Client. Client shall not have the right to control the means by which Servicer accomplishes its services and duties pursuant to this Agreement. Servicer shall, at its sole cost and expense, furnish all facilities, materials and equipment that may be required for furnishing services pursuant to this Agreement.

CLIENT Initial:

17. SERVICER NOT AGENT.

Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to act on behalf of Client in any capacity whatsoever as an agent. Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to bind Client to any obligation whatsoever.

18. ASSIGNMENT OR SUBCONTRACTING.

Servicer reserves the right to subcontract from time to time with, and use the services of, one or more outsource firms including, but not limited to law firms and real estate brokers, to perform the duties of Servicer as described in herein.

19. EQUAL EMPLOYMENT OPPORTUNITY.

During the performance of this Agreement, Servicer agrees as follows:

a. Servicer shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin or mental or physical disability. Servicer shall ensure that applicants are employed and that employees are treated during employment without regard to their race, color, religion, sex, national origin, or mental or physical disability. Such actions shall include, but not be limited to the following: employment upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship. Servicer agrees to post in conspicuous places, available to employees and applicants for employment, a notice setting forth provisions of this non-discrimination clause.

b. Servicer shall, in all solicitations and advertisements for employees placed by, or on behalf of Servicer, state that all qualified applicants will receive consideration for employment without regard to their race, color, religion, sex, national origin, or mental or physical disability.

c. Servicer shall cause the foregoing paragraphs (a) and (b) to be inserted in all subcontracts for any work covered by this Agreement, provided that the foregoing provisions shall not apply to subcontracts for standard commercial supplies or raw materials.

20. CONFLICTS OF INTEREST.

Servicer agrees that it shall not make, participate in the making, or in any way attempt to use its position to influence any decision of Client in which Servicer knows or has reason to know that Servicer, its officers, partners, or employees have a financial interest as defined in                                                                                                                                         .

21. INSURANCE.

Servicer shall carry workers compensation insurance as required by law for the protection of its employees during the progress of the work.

22. COMPLIANCE WITH ALL LAWS.

Servicer shall be knowledgeable of and comply with all local, state and federal laws, rules and regulations that may apply to the performance of this Agreement.

23. GOVERNING LAW.

This Agreement shall be construed in accordance with and governed by the laws of                                           and Servicer and Client agree to submit to the jurisdiction of                                                                                                                            .

CLIENT Initial:

24. WAIVER OF BREACH.

No waiver of any of the terms of this Agreement or any Transaction Addendum will be valid unless in writing and designated as such. Any waiver by any party or a breach of any provision of this Agreement shall be in writing and will not operate as or be construed to be a waiver of any other breach of such provision or any other provision of this Agreement will not be considered a waiver or deprive any party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In addition, in granting any waiver, the waiving party will exercise its best efforts to ensure that all Parties continue to have substantially equivalent rights, benefits, privileges, duties and responsibilities. Any forbearance or delay on the part of either party in enforcing any of its rights under this Agreement will not be construed as a waiver of such right to enforce same for such occurrence or any other occurrence.

25. CONFIDENTIAL INFORMATION; SOLICITATION.

The Servicer acknowledges and agrees that Client and its Affiliates possess and will possess information, whether or not in writing or other tangible form, that is disclosed to or learned by Servicer as a consequence of or through performance of the Services, whether or not related to the Servicer's specific work that is non-public information important to Client's business, including the names and addresses of the Mortgagors ("Confidential Information"). As used herein, "Applicable Privacy Law" means the Gramm-Leach-Bliley Act, 15 U.S C. §§ 6801-6827, Interagency Guidelines Establishing Information Security Standards, 12 C.F.R. Part 570, Appendix B, and other applicable law regarding privacy.

Servicer will take all of the following measures to protect the confidentiality of the Confidential Information:

(a) Servicer will not disclose any of Client's Confidential Information except as required by Applicable Requirements or with the prior authorization of Client.

(b) Servicer will safeguard Client's Confidential Information with the same degree of care to avoid unauthorized disclosure as it uses to protect its own Confidential Information of a similar nature, but in any event, no less than reasonable care, which necessarily includes the care required by Applicable Privacy Law.

(c) Servicer will not use (or assist or permit any other person to use) any of the Confidential Information for any purpose other than in furtherance of the performance of its duties as Servicer.

(e) Servicer will maintain all consumer information subject to Applicable Privacy Law in accordance with standards required by Applicable Privacy Law.

26. EXECUTION IN COUNTERPARTS/FACSIMILE OR EMAIL DELIVERY.

This Agreement and any addendum, exhibit or schedule hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement may also be executed and delivered by way of facsimile or email. Photo static copies of this Agreement have the same force and effect as an original of this Agreement.

27. INTEGRATION AND MODIFICATION.

This Agreement constitutes the entire agreement of the parties. No other agreement, oral or written, pertaining to the work to be performed under this Agreement shall be of any force or effect unless it is in writing and signed by both parties. Any work performed that is inconsistent with or in violation of the provisions of this Agreement shall not be compensated. This Agreement may be modified only by a written agreement signed by each of the parties hereto. Notwithstanding the above, amendments to this Agreement, its exhibits or schedules, may take the form of electronic communication between the Parties, as provided in the Notice provision of this Agreement.

28. SEVERABILITY.

If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, then that provision shall be curtailed and limited only to the extent necessary to bring said provision within the legal requirements and this Agreement as so modified shall continue in full force and effect.

29. HEADINGS.

The headings of the various sections and paragraphs of this Agreement have been inserted for convenience and reference only and shall not be deemed to be part of this Agreement.

CLIENT Initial:

30. NO PUBLICITY; DISSEMINATION OF INFORMATION.

Without the prior written consent of Client, Servicer agrees not to disclose the identity of Client or its Affiliates or any of their directors, officers, managers, employees, Servicers or agents as a customer or prospective customer of Servicer, or the existence or nature of this Agreement. Neither the Servicer nor Client, nor their respective Representatives, shall disseminate any oral or written advertisement, endorsement or other marketing material relating to each other's activities under this Agreement without the prior written approval of the other party. No Party hereto will use the name, mark or logo of the other party in any advertisement or printed solicitation without first having prior written approval of the other party. The parties hereto shall take reasonable efforts to ensure that its vendors shall not disseminate any oral or written advertisement, endorsement or other marketing materials referencing or relating to the other Party without that Party's prior written approval.

31. LITIGATION RESPONSE COSTS.

Except at otherwise provided in Sections 13 and 14, if Servicer is served with a Summons and Complaint which requires Servicer to appear in person and/or give testimony on behalf of Client for any legal action against Client, Servicer is to be reimbursed for any reasonable litigation response costs, fees and expenses, including, but not limited to, hotel, airline, meals and car rental. Servicer is to be paid $150.00 per normal business hour from the Servicees main office per employee needed. Client shall not be responsible for any such costs and fees if the appearance is a result or related to Servicer's act or activity that were not a direct result of Client's instructions or not within the scope of the Servicer's services contemplated under this Agreement. Servicer shall provide in writing to Client a detailed invoice outlining all items and charges to be paid by Client.

32. CLIENT AND LENDER RESPONSIBILITIES.

Client represents to Servicer that, if the Client is acting as a servicer, sub-servicer or agent of private Lenders, that Client has informed Lenders of its choice in outsourcing the servicing to Servicer and that both Client and private Lenders, if any, are jointly and severally liable for the payment of Servicer's fees only if the Client has not paid Servicer's fees in connection with the Mortgage Loan or Mortgaged Premises.

33. LIMITATION OF LIABILITY OF SERVICER.

Except to the extent the validity of the Mortgage Loan is adversely affected or caused by Servicer or its representatives, Servicer is not responsible to Client, its successors, assigns, Lenders, or any other third party for the validity of the Mortgage Loan submitted by Client, including without limitation, (a) the Loan Documents, including notes, deeds/mortgages, or assignments, (b) whether the Mortgage Loan is a valid, enforceable or existing lien on the property, (c) the enforceability of the Mortgage Loan against the Mortgagor, (d) or any regulatory compliance or violation of any other state or federal laws, including without limitation the Real Estate Settlement Practices Act and the Truth-in-Lending Act that occurred before the transfer of servicing rights and obligations to Servicer. Under no circumstances will Servicer be responsible for any indirect, incidental, special, punitive, or consequential damages.

34. NOTICE.

Except as otherwise provided herein, all notices required under this Agreement shall be in writing and delivered personally or by facsimile, email or by overnight delivery service or by first class mail, postage prepaid, to each party at the address listed below. Either party may change the notice address by notifying the other party in writing. Notices shall be deemed received upon receipt, electronic confirmation of delivery as to facsimile or email notices, or Three (3) days after deposit in the U. S. Mail, whichever is applicable.

35. GENERAL REFERENCE AND WAIVER OF JURY TRIAL

(35.1) If a dispute arises out of, or relates to this Agreement, the dispute shall be decided by general reference procedures pursuant to                                                                 . The general reference shall be commenced by a request or a motion filed with the clerk or presiding judge of the                                                                                     , with a copy served on the other party, pursuant to                                                                      . Any such request or motion shall include a copy of this Agreement. Except to the extent modified herein, the reference shall be conducted in accordance with                              including, but not limited to, the                                                                                                                  Any general reference shall be commenced within the period specified by the applicable statute of limitation for the claim(s) made. All general reference proceedings hereunder shall, unless all parties thereto otherwise agree in writing, be conducted in a mutually agreeable location in the

CLIENT Initial:

(35.2) Subject to an award of fees and costs to the prevailing party in the general reference, each party shall pay one-half of the expenses of the general reference at the rate set by the Court pursuant to                                                                                    . The referee(s) shall not have the right to convene a jury to be the trier of fact of any controversy hereunder. BOTH PARTIES HEREBY WAIVE A JURY TRIAL IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

(35.3) No reference arising out of or relating to this Agreement shall include, by consolidation, joinder with or in any other manner, an additional person or entity not a part to this Agreement except by written consent containing a specific reference to this Agreement by both parties hereto unless ordered by a court of competent jurisdiction. Consent to a reference involving an additional person or entity shall not constitute consent to a reference of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein.

(35.4) The parties agree that the referee shall be a member of the American Arbitration Association, and be empowered to award to the prevailing party a reimbursement of costs of the general reference, including, without limitation, attorney's fees, expert fees, fees assessed by the referee and the referee's compensation.

(35.5) BY EXECUTING THIS AGREEMENT, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY A GENERAL REFERENCE PROCEEDING, WITH A REFEREE AND NOT AN ACTIVE JUDGE, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BEFORE A JURY. IF YOU REFUSE TO SUBMIT TO A GENERAL REFERENCE PROCEEDING AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO PARTICIPATE IN THE GENERAL REFERENCE PROCEEDING UNDER THE AUTHORITY OF THE                                 CODE OF CIVIL PROCEDURE.

36. OWNERSHIP OF INTELECTUAL PROPERTY& WORK PRODUCT

(a) Servicer shall have exclusive title and ownership rights, including all Intellectual Property rights, throughout the world in all Work Product and Intellectual Property. This Section 36 (Work Product") and the references incorporated herein shall survive the term of this Agreement.

(b) Client agrees, and will cause its Representatives and Affiliates to agree, that nothing relating to the Services, or related to any Intellectual Property or Work Product, shall be considered a work made for hire within the meaning of Title 17 of the United States Code. Client automatically assigns, and shall cause its Representatives and Affiliates, as appropriate, to assign, at the time of creation and without any requirement of future consideration, any right, title, or interest it or they may have in any Work Product or Intellectual Property, including any patent applications, patents, copyrights, or other Intellectual Property rights. Upon request of the Servicer, Client shall take such further action, and shall cause its Representatives and/or Affiliates to take such further action, including the execution and delivery of instruments of conveyance, as the Servicer reasonably may deem appropriate to give full and proper effect to such assignment. This section shall survive the term of this Agreement.

(c) All uses of any trademarks, service marks and trade names in the Work Product or in the performance of the Services, and the goodwill associated therewith, whether by Servicer or third parties, inures and will inure to the benefit of Servicer. Servicer hereby grants Client and its Affiliates an irrevocable, unrestricted, non-exclusive, paid-up, perpetual, worldwide license to use, duplicate, distribute and display any Work Product so as to enable the full use and/or benefit of the Work Product, provided that Client or its Affiliate obtains the prior written consent of the Servicer for any use contemplated by this Section 36(c), which consent shall not be unreasonably withheld. The license granted by this Section 36(c) shall survive by one (1) year any termination of this Agreement or any Transaction Addendum.

37. NON-EXCLUSIVITY.

This Agreement is non-exclusive and each Party may in their sole discretion enter into arrangements with third parties that are not in conflict with this Agreement.

38. AUTHORIZED CLIENT EMPLOYEES.

Servicer will accept direction only from the following authorized Client employees /officers / designated personnel:                                                                                                            . Client's authorized representatives and officers may execute documents as authorized by Client.

CLIENT Initial:

39. THIRD PARTY PROVIDERS

Third party service providers including, but not limited to the following, will be chosen by mutual agreement of the Client and Servicer, retained and paid by the Servicer, all such payments to be reimbursed by the Client:

● Lender placed insurance aka Forced Placed Insurance

● REO insurance,

● Flood insurance

● Tax monitoring and oversight

● Lien release services (if needed), default title

● REO, claims processing

● Invoice management,

● Imaging, and web based Client reporting and communications.

40. INVOICING

Servicer shall remit any and all invoices to Client, at and as noted below, for the services and expenses rendered and that are considered complete according to the status of the asset and/or pool. Any and all service fees and applicable expense fees shall be paid in U.S. dollars and be remitted to Servicer within seven (7) calendar days from delivery of the invoice. Credit cards may be used for payment of invoices. Upon Client's failure to timely comply with its payment obligations, including reimbursements for any optional advances made by Servicer, and without waiving default of Client: (i) Servicer may elect to cease remitting funds to Client and/or cease work on servicing files until Client is current; and (ii) all unpaid sums due to Servicer shall bear interest on a per diem basis based on an annual interest rate of two percent (2.00%) over the Prime Rate.

CLIENT:

Accounts Payable Contact Information:

41. ADDENDA

Terms and conditions of this Agreement shall incorporate and be subject to those provisions set forth in the attached Addenda (Exhibits A, B, C and D) made a part of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

CLIENT Initial:

CLIENT Initial:

EXHIBIT A
FEE SCHEDULE

Loan Set Up Fee	1st & 2nd Liens

Performing Mortgage Loans (0-29 DPD)	$15.00
Delinquent Mortgage Loans (30 DPD)	$25.00
Manual Boarding (from images/non data)	$40.00

De-boarding/Loan Term Fee*	1st & 2nd Liens*

Within 12 months of boarding	20.00 / $0.00
Between 12 and 24 months of boarding	20.00 I $0.00
More than 24 months from boarding	20.00 / $0.00
REO De-board	1% of UPB; $750 minimum

Monthly Servicing Fees	1st & 2nd Liens

Performing Mortgage Loans (0-29 DPD)	$30.00
Delinquent Mortgage Loans (30 DPD)	$45.00
Delinquent Mortgage Loans (60 DPD)	$70.00
Foreclosure	$70.00
Bankruptcy	$70.00
REO	$70.00

Other Costs:	1st & 2nd Liens

Property Insurance, Flood Insurance, and Forced Placed Insurance Monitoring	$10 Set Up. $2 monthly
Property Insurance, Flood Insurance and Forced Placed Insurance Payment Processing	$20 per payment

$36 Per Annum

Property Tax Tracking	$75 Set Up (or transfer fee $25 if already on )

Property Tax Payments Processing	$20/Payment

Various Hard Costs: Property Inspections, UPS, Preparation of Modification Documents, Indexing and Storage of Imaged Documents	Property Inspection - $20

CLIENT Initial:

A-1

Escrow Monitoring & Payment	$5

Success Fees:	1st & 2nd Liens

Reinstatement	1% of UPB; $2,000 minimum
Repayment Plan after 3 current payments	1% of UPB; $2,000 minimum
Loan Modification	1% of UPB; $2,000 minimum
HAMP Modification	Statutory Fees

Payoff, Settlement	1% of Net Settlement; $2000 minimum

REO Disposition	1% of gross proceeds; $1,000 minimum

Deed in Lieu	1% of property value; $2,000 minimum

Legal (Foreclosure, Bankruptcy & Collateral) Oversight	$500/file for new files. $250/file if already in Foreclosure.

Late Charges	Servicer Retains

CLIENT Initial:

A-2

EXHIBIT B

LOAN BOARDING ADDENDUM

This Loan Boarding Addendum ("Addendum") is entered into pursuant to, and incorporates herein by reference, the terms and conditions of the Servicing Agreement, entered into as of October 20, 2017 (the "Agreement"), by and between                      “Client") and                                                             Inc. ("Servicer"). All terms defined in the Agreement, except as otherwise defined herein, shall have the same meanings when used in this Addendum.

1. The Parties acknowledge that in order for Servicer to provide the level and scope of services ("the Services") as set forth in the Servicing Agreement, Client must provide Servicer with a minimum amount of data ("Requirements") relating to each Mortgage Loan submitted ("Submitted Loans") to Servicer.

2. The Requirements are set forth below, subject to the specific loan type, and corresponding terms, of the Submitted Loans. Client shall be responsible for ensuring that the Requirements are provided to Servicer with the Submitted Loans.

Requirements

I. MASTER

Loan Number	City Tax	MI Company Code
Current Loan Number	Hazard Premium	MI Bill Code
Loan Type	MIP	MI Payment Frequency
Full Name of Borrower	Other Liens	MI Certificate Number
Full Name of co-Borrower	Escrow Monthly Amount	MI Guarantee Percent
Property Address	A&H Monthly
Borrower Phone	Optional Life Insurance	VI. HAZARD
Borrower Mailing Address	Total Payment Amount	Hazard Payee
Borrower SSN	Current Interest Rate	Hazard Type Code
Co-Borrower SSN	Escrow Balance	Hazard Term
Property Occupancy Status	Suspense Balance	Hazard Type Pay
Original Occupancy Status	NSF Balance	Hazard Coverage Type
Prepayment Penalty	Late Charge Balance	Hazard Coverage Amount
Prepayment Plan Code	Interest Paid YTD	Hazard Premium Amount
Prepayment Term	Principal Paid YID	Hazard Expiration Date
Prepayment Description	Taxes Paid YTD	Hazard Policy Number
Prepayment Max	Recoverable Corporate Advance	Hazard Condo Cert Number
Original Loan Amount	Balance
Original Loan Term	Third Party Recoverable	VII. SPECIAL
Origination Date	Corporate Advance Balance	Interest Calculation Option
Original Interest Rate	Deferred Interest Balance	Daily Simple Interest Calculation Type
Maturity Date	Amount	Daily Simple Interest Paid to Date
Original LTV	Restricted Escrow Balance	Daily Simple Interest Index
First Payment Due Date		Daily Simple Interest Pay Option
Late Charge Factor	Ill. MISC	Interest Only Flag
Late Charge Type	Last Analysis Date	Interest Only Term
Late Charge Payment		Interest Only End Date
Late Charge Grace Period	IV. FLOOD
Investor Loan Number	Flood Program
Original Property Value	LOMA/LOMR	VIII. MERS
Interest Indicator	Contract Type	MERS MIN#
Property Type	Determination Date	MERS MIN Registration Date
Loan Purpose	Community Number	MERS MINI Registration Flag
Lien Position	Panel Number	MERS MOM Flag

II. FINAL	IV. (FLOOD (Cont.)	IX. BALLOON
Current/Unpaid Principal	Firm Suffix on FIRM	Balloon Status
Balance	Flood Zone	Balloon Type
Next Payment Due Date	Partial Zone	Balloon Activation Date
P&l Monthly Amount	FIRM Date
Escrow Indicator	Certificate Number	X. ARM
County Tax	V. PMI	Index Type

CLIENT Initial:

Look-back Period
Original Index Rate
Original P&I Payment
Original Rate Change Date
Original P&I Change Date
Next Interest Rate Change Date
Next P&I Change Date
Interest Rate Change Frequency
P&I Change Period
Pending P&I Amount
Pending P&l Effective Date
Margin Amount
Max Single Increase Percent
Min Single Increase Percent
Single Max Decrease Percent
Single Min Decrease Percent
Max P&I Increase Percent
Ceiling Interest Rate
Floor Interest Rate
Max Negative Am Percent
Interest Rate Rounding Code
Interest Rate Rounding Factor
Record Control Number
Convertible
Convertible Type
Convertible Index
Convertible Look-back Period
Convertible Period
Original Conversion Date
Next Conversion Date
Last Conversion Date
Conversion Margin
Convertible Rounding Code
Convertible Rounding Factor
Conversion Fee
Xl. TAX - SEASONED LOANS
Disbursement Type
Agency Name
Agency Address
Term
Disbursement Date
Disbursement Amount
Bill Code
Parcel Number

CLIENT Initial:

Exhibit B (cont.)

3. At Client's request, Servicer shall make available to Client a template for submitting the Requirements, the eleven (11) headers for which are set forth above. Client may use the Servicer's Requirements template for the Submitted Loans, or forward the Requirements to Servicer in any other format acceptable to Servicer,

4. In the event any Submitted Loans do not include the Requirements appropriate for the loan type and terms, such loans shall boarded by Servicer as "Rejected Loans", and shall be researched by Servicer, for an additional fee ("Research Fee"), in an attempt to obtain the missing information that will complete the Requirements. Until such research is completed, and the Requirements are complete, the Rejected Loans shall otherwise remain inactive, and Servicer shall not provide any more of the Services for such loans.

5. In addition to all other fees payable to Servicer under the Agreement, Client shall also pay to Servicer a Research Fee, as negotiated by the Parties herein.

IN WITNESS WHEREOF, the parties have caused this Loan Boarding Addendum to be executed by their duly authorized representatives.

CLIENT Initial:

EXHIBIT C

CONFIDENTIALITY AND NONCIRCUMVENTION AGREEMENT

This Agreement is made as if October 20, 2017, between                             in its capacity as,                                                                         , having its principal place of business at                                                           (hereinafter                     ) and                                                                           having is principal place of business at                                                                                                                          ), (hereinafter together referred to as "Parties"):

WHEREAS,                      and                            are contemplating entering into certain discussions and a possible a mutually beneficial financial and business arrangement, and in connection therewith, each of                     and                            will be providing certain Confidential Information to other, The documentation and content of such discussions are proprietary and confidential to each party. The parties agree that the further disclosure of information defined below as Confidential Information shall be governed by this Agreement.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. All information supplied to Receiving Party by, or at the direction of, Disclosing Party is to be treated as Confidential Information of Disclosing Party and will be accorded the same treatment as Receiving Party accords its own most confidential information and shall not be disclosed, communicated or disseminated by Receiving Party to anyone other than those persons identified in the within Agreement. By signing this Agreement and                                         each acknowledge that they shall advise their respective directors, officers, affiliates, employees, contractors, agents, servants and subcontractors of the terms and conditions of this Agreement, and that they shall be responsible under principles of agency law for any breach of this Agreement by their employees, contractors, agents, servants and subcontractors.

2. Receiving Party shall treat as strictly confidential, and shall not use, disclose or permit to be used or disclosed at any time prior to, during or after the termination of this Agreement, except as specifically permitted in writing by Disclosing Party, the proprietary or confidential information of Disclosing Party, whether Receiving Party has such information in its memory or it is embodied in writing, electronic or other physical form. Confidential or proprietary information shall include any information of Disclosing Party such as, without limitation, (a) any documents, forms, development, sales, financial or accounting procedures, profits, accounts, operations, techniques, methods, business plans, trade secrets, or the identity of proprietary information of any current or potential customers, any and all information regarding Disclosing Party's business or how Disclosing Party does business or other property belonging to Disclosing Party; (b) information expressly or implicitly identified as originating with or belonging to third parties, or marked or disclosed as confidential; (c) information traditionally recognized as proprietary trade secrets; (d) all forms and types of financial, business, scientific, technical, economic or engineering information including patterns, processes, procedures, programs, or codes, algorithms, software programs, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing ("Confidential Information").

3.                      and                                     further agree to keep all discussions and negotiations between the parties, whether preliminary or not and regardless of whether the discussions or negotiations are related to any proposed transaction or business arrangement, strictly confidential. Receiving Party shall promptly advise Disclosing Party in writing of any unauthorized use or disclosure of Disclosing Party's Confidential Information. Receiving Party agrees to maintain and to abide by the terms and conditions of this Agreement, and not to disclose any Confidential Information to any third party, except as expressly permitted in writing by Disclosing Party. Receiving Party shall limit the dissemination of the Confidential Information within its own organization to such individuals whose duties justify the need to know the Confidential Information, and then only provided that there is a clear understanding by such individuals of their obligation to maintain the confidential and proprietary nature of the Confidential Information.                        acknowledges that any buyer(s) that they represent to engage in the purchase of assets or pools of assets: are required to execute an additional Non-Disclosure and Non Circumvent agreement directly with                        prior to any contact or bidding with                           and or its seller(s).

CLIENT Initial:

C-1

4. Confidential Information shall not include information that: (a) is authorized by Disclosing Party in writing to be disclosed; (b) is or becomes publicly available through no fault of Receiving Party or any of Receiving Party's employees or agents; (c) is received by Receiving Party after it was provided by Disclosing Party to others on a non-confidential basis, provided the other sources were not bound by a contractual or fiduciary confidentiality obligation with Disclosing Party with respect to such information; (d) it was developed independently by employees or agents of the Receiving Party who has no access to any information communicated to the Receiving Party; and (e) is required to be disclosed by law or by a governmental agency which has regulatory authority over Receiving Party and Receiving Party provided the Disclosing Party with prior written notice of such disclosure, if permitted by law, in order to permit Disclosing Party to seek confidential treatment of such information.

5. All information, data and materials of all type and description prepared for, or at the direction of, Disclosing Party, and all such information, data and materials that are developed by Receiving Party which contain Disclosing Party's Confidential Information shall similarly be treated as Confidential Information by Receiving Party and shall not be disclosed, communicated or disseminated by Receiving Party to anyone without Disclosing Party's express prior written consent which consent shall not be sought on less than ten (10) Business Days prior written notice.

6. Non-circumvention. The parties acknowledge that, pursuant to this Agreement,                      may share certain Confidential Information with                   relating to                           customers and clients ("Client Information"). During the term of this Agreement                        specifically agrees not to use Client Information for purposes of soliciting business from any such                          customers or clients.

7. This Agreement grants no patent rights, copyrights, trade secrets or licenses, expressed or implied, to the Receiving Party except to the extent necessary for the Receiving Party to perform the evaluation contemplated by this Agreement.

8. Upon the termination of the activities covered by this agreement, Receiving Party shall promptly return or destroy all Confidential Information, including all materials, data, forms, discs, charts, graphs, graphic material and all other materials and information provided by or at Disclosing Party's direction to Disclosing Party or any designee of Disclosing Party and any material prepared for Disclosing Party or any designee of Disclosing Party, by Receiving Party or anyone acting for or at the direction of Receiving Party except such information that a party is incapable of technologically deleting or such information a party is required by law to retain, in either case, such information shall be held and maintained in accordance with the confidentiality provisions of this Agreement. The Receiving Party acknowledges that its obligations under this Agreement with regard to trade secrets of the Disclosing Party remain in effect for as long as such information shall remain a trade secret under applicable law. This Agreement shall expire two (2) years from and after the Effective Date. The Receiving Party's obligations with respect to all Confidential Information shall be terminated only pursuant to Section 4.

9. Notwithstanding anything in this Agreement to the contrary, each of                and                              shall comply with all privacy and data protection laws, rules and regulations which are or which may in the future be applicable to the information disclosed pursuant hereto or in connection with any transactions or activities covered hereby. Without limiting the generality of the preceding sentence,                   and                                   each agrees that it will keep confidential and will not use nor disclose to any other party (including, but not limited to, affiliates of                  and                              , any nonpublic personal information which it receives from or on behalf of the other in connection with the activities or transactions covered hereby. For purposes of this provision, the terms "nonpublic personal information" shall have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6809) and implementing regulations thereof. These obligations shall survive termination or expiration of this Agreement.

10. The parties agree that unless and until a definitive agreement between them with respect to the possible business relationship has been executed and delivered, neither party will be under any legal obligation of any kind with respect to such possible business relationship, except for the matters specifically agreed to in this Agreement. The parties further agree that this Agreement does not constitute, create, give effect to, or otherwise imply a joint venture, pooling agreement, partnership, or formal business arrangement of any kind.

11. Receiving Party recognizes that Disclosing Party's Confidential Information is of a special unique, extraordinary and intellectual character, which gives it peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law and that a breach by Receiving Party of this Agreement may cause Disclosing Party irreparable injury and damage. Receiving Party agrees that Disclosing Party may seek the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Receiving Party. This provision shall not, however, be construed as a waiver of any rights which Disclosing Party may have for damages or otherwise, nor shall it limit in any way any other remedies which may result from the breach of this Agreement.

CLIENT Initial:

C-2

12.                       and                                           will not use the other's name or symbol or the name or symbol its parent company or any subsidiary or affiliated company in any promotional or marketing material, however characterized, without the others prior consent nor shall it use any material obtained or prepared, in connection with its performance under this Agreement in any way without the others prior written express consent.

13. This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

14. THIS AGREEMENT SHALL SE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE                                              WITHOUT REGARD TO THE PRINCIPLES OF THE CONFLICTS OF LAW THEREOF. ANY DISPUTE, CLAIM OR ACTION THAT ARISES, OR MAY ARISE FROM A BREACH OF THIS AGREEMENT SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS IN THE

15. IN NO EVENT SHALL EITHER PARTY BE LIABLE, ONE TO THE OTHER, FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, USE, OR IMPROPER DISCLOSURE OF CONFIDENTIAL INFORMATION.

16. The Confidential Information is provided to Receiving Party by the Disclosing Party "as is" and neither the Disclosing Party nor its advisors or representatives make any representations or warranties regarding the accuracy or completeness of the Confidential information. Disclosing Party shall have no liability to Receiving Party resulting from Receiving Party's use of the Confidential Information.

17. Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in writing (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally, by electronic mail, facsimile transmission, certified or registered mail, return receipt requested, or by deposit with a nationally recognized overnight courier service ("Courier”), and will be deemed given upon personal delivery, five (5) days after deposit in the mail, upon acknowledgment of receipt by electronic transmission or one (1) Business Day following timely deposit with the Courier. Notices shall be sent to the addresses set forth in this Agreement or to such address or addressee as either party may from time to time designate to the other by written notice.

16. This Agreement may be modified or amended only by an instrument in writing signed by the parties hereto.

19. If any provision of this Agreement or the application of any such provision to any person or circumstance is held unlawful or invalid, the remainder of this Agreement and the application of such provision other than to the extent it is held unlawful or invalid, will not be held unlawful, invalidated or affected thereby, and shall remain in full force and effect.

20. This Agreement and all obligations and rights arising hereunder shall bind and inure to the benefit of                         and                                                                  and their respective successors in interest and permitted assigns.

21. Neither party may assign this Agreement without the prior written consent of the other. Such consent shall not be unreasonably withheld, conditioned or delayed. The only exception is that this Agreement may unilaterally be assigned by either Party to an affiliate, successor or assign in a change of corporate control that does not materially affect the duties of the other Party hereunder.

22. The waiver by either party of a breach of any provision of this Agreement shall not be considered to be a continuing waiver and shall not operate or be construed as a waiver of any subsequent breach by the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CLIENT Initial:

C-3